Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) is entered into as of July 7, 2021 (the “Execution Date”) by and between Advanced Energy Industries, Inc., a Delaware Corporation, having an address at 1595 Wynkoop Street, Suite 800, Denver, Colorado 80202 ("AEI" or the “Company”) and Dana Huth (the "Employee”). The term AEI shall also include all subsidiaries and affiliates of AEI.  Employee and AEI are collectively the “Parties.”

1.Employment Relationship. By this Agreement, Employee hereby provides notice of his resignation from the Company effective September 13, 2021 (the “Separation Date”).  The Company shall accept his resignation (as described herein) and allow Employee to remain an active employee but be required to perform no substantive services through the Separation Date.  The Employee acknowledges and agrees that he has resigned from the officer position and title of Executive Vice President & Chief Revenue Officer as of the Execution Date but continues as an employee through the Separation Date. Employee will make himself available through the Separation Date to answer questions and to assist in transition matters at the request of the Company. Employee agrees that he shall continue to comply with all Company policies, procedures and internal controls during the remaining employment period.

2.Consideration.  In consideration of Employee’s execution of and compliance with this Agreement and the Company’s agreement to allow Employee to remain as an active employee through the Separation Date, Employee will continue to receive his current base salary and health benefits through and until the Separation Date. As additional consideration, and subject to full compliance with this Agreement, the Company will provide the Employee with severance benefits consisting of his current base pay, which will be paid in accordance with the Company’s payroll practices and subject to applicable withholdings and required authorized deductions, for a period of six (6) months from the Separation Date and ending March 14, 2022. Additionally, as an active employee of the Company through the Separation Date, Employee shall be eligible for (1) the payment of the second half of the Artesyn Retention Bonus on September 12, 2021, in the amount of $165,000, subject to all applicable withholdings and required or authorized deductions, all as more fully outlined in the Bonus Retention Agreement dated May 13, 2019, and (2) the vesting of 908 RSUs that is scheduled to occur on September 11, 2021. All other unvested RSUs and PSUs granted under the Company’s LTI Plan are forfeited and cancelled. In addition, Employee will not be eligible to receive any payments under the Company’s 2021 STI Plan.

3.       Restrictive Covenants

a.Non-Competition. For a period of six (6) months after the Separation Date (i.e., through March 14, 2022), Employee shall not engage in, directly or indirectly, in any capacity, or have any direct or indirect ownership interest in, a unit of any business anywhere which competes with or is otherwise engaged in, either directly or indirectly, any aspect of the business of AEI as presently conducted or as contemplated to be conducted (of which the Employee has actual knowledge) (the “Business”), anywhere in the world (the “Restricted Territory”); provided, that Employee shall not be prohibited from holding less than five percent (5%) of the publicly-traded equity securities of any

Exhibit 10.1

Person (as defined below). It is recognized that AEI conducts the Business throughout the Restricted Territory and that more narrow geographical limitations of any nature on this non-competition covenant are therefore not appropriate.  “Person” means any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever. For a period continuing until six (6) months after the Separation Date, Employee agrees to notify the Company in writing of the name and position of his next employer.
b.Non-Solicit and Other Restrictions. The Employee agrees that the provisions set forth in the Confidentiality, Non-Solicitation and Assignment of Inventions Agreement, dated May 13, 2019, by and between Artesyn Embedded Technologies, Inc. and Employee (the “2019 Agreement”) remains in full force and effect and Employee agrees to fully comply with such terms.
c.Reasonable and Necessary Restrictions. Employee acknowledges and agrees that the restrictions contained in this Section 3 and in the 2019 Agreement are reasonable and necessary to protect the legitimate interests of AEI, and that this Section 3 and the 2019 Agreement shall continue and shall survive any earlier termination of the Agreement. Employee acknowledges that any violation of this Section 3 will result in irreparable injury to AEI and agrees that AEI shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 3, which rights shall be cumulative and in addition to any other rights or remedies to which AEI may be entitled, including, without limitation, the right (but not the obligation) of the Company to claw back payments previously made in Section 2 above.
d.Severability. In the event that any covenant contained in this Section 3 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
4.Full and Final Release.  In exchange for the consideration provided in this Agreement, Employee, for Employee personally and Employee’s representatives, heirs, executors, administrators, successors and assigns, fully, finally and forever waives, releases and discharges AEI and its affiliates, as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the “Released Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, individually or as part of a group action, known or unknown, as a result of actions or omissions occurring through the date Employee signs this Agreement.  Specifically included in

Exhibit 10.1

this waiver and release are, without limitation, claims under the Summary of Employment Terms dated February 6, 2004 as amended on January 1, 2014, claims under the Conditional Confirmation Letter dated May 13, 2019, claims of unlawful discrimination, harassment, or failure to accommodate, claims related to the terms and conditions of employment such as for compensation or benefits (including existing short and long term incentive compensation and equity plans and any severance arrangements); and/or for wrongful termination of employment, under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), the National Labor Relations Act (NLRA), any amendments to the foregoing, or any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims in equity or under common law for tort, contract, or wrongful discharge.

Employee also agrees to execute and deliver a second release of claims similar to the foregoing on the Separation Date.

5.Return of Property. Employee acknowledges access to and receipt of confidential business and proprietary information regarding the Company and its affiliates while employed and in his capacity hereunder.  Employee agrees not to make any such information known to any member of the public.  Employee agrees to return to the Company within five (5) days of the Execution Date any and all confidential and proprietary information and all other Company property, such as office equipment, computers, cell phones, and security badges, as well as all copies or excerpts of any property, files or documents obtained as a result of employment with the Company, except those items that the Company specifically agrees in writing to permit Employee to retain.  Should the Company allow the Employee to retain any equipment, Employee agrees to return all such equipment at the Separation Date or earlier if requested by the Company.
6.Confidentiality. The nature and terms of this Agreement are strictly confidential and they have not been and shall not be disclosed by Employee at any time to any person other than Employee’s lawyer or accountant, a governmental agency, or Employee’s immediate family without the prior written consent of an officer of the Company, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company.
7.Cooperation.  Employee agrees to cooperate with the Released Parties regarding any pending or subsequently filed litigation, claims or other disputes involving the Released Parties that relate to matters within the knowledge or responsibility of Employee.  Without limiting the foregoing, Employee agrees (i) to meet with a Released Party’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any non-governmental adverse party or such adverse party’s representative, except as may be required by law.  The Company will reimburse Employee for reasonable expenses in connection with the cooperation described in this paragraph.

Exhibit 10.1

8.Non-Admission.  This Agreement shall not be construed as an admission by any Released Party of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination.
9.Non-Disparagement.  Employee agrees not to make any public or private statements to clients, customers, suppliers, employees of the Released Parties and other third parties  or to other members of the public that are in any way libelous, slanderous, or disparaging or negative towards the Released Parties or their products and services.
10.Advice of Counsel, Consideration and Revocation Periods, Other Information.  By executing this Agreement, Employee acknowledges that:  (a) he has had at least twenty one (21) days to consider the terms of this Agreement and has considered its terms for that period of time or has knowingly and voluntarily waived his right to do so; (b) he has been advised by the Company to consult with an attorney regarding the terms of this Agreement; (c) he has consulted with, or has had sufficient opportunity to consult with, an attorney of his own choosing regarding the terms of this Agreement; (d) he has read this Agreement and fully understands its terms and their import; (e) except as provided by this Agreement, he has no contractual right or claim to the benefits described herein; (f) the consideration provided for herein is good and valuable; and (g) HE IS ENTERING INTO THIS AGREEMENT VOLUNTARILY, OF HIS OWN FREE WILL, AND WITHOUT ANY COERCION, UNDUE INFLUENCE, THREAT, OR INTIMIDATION OF ANY KIND OR TYPE WHATSOEVER.  Employee may revoke this waiver of his claims under the Age Discrimination in Employment Act by notice to Company in writing to Rory O’Byrne at the address set forth below in the signature block, such that the Company receives such notice of revocation within seven (7) days of the date Employee executes it (the “Revocation Period”).  Employee also acknowledges and agrees that if the Company has not received his notice of his revocation of this Agreement prior to the expiration of the Revocation Period, he will have forever waived his right to revoke his waiver under the Age Discrimination in Employment Act, and his waiver of claims under the Age Discrimination in Employment Act shall thereafter be enforceable and have full force and effect.
11.Applicable Law and General Provisions.  This Agreement shall be interpreted under the law of the state of Colorado.  Any action or proceeding by either Party to enforce this Agreement shall be brought only in any state or federal court located in the state of Colorado, county of Denver. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. This Agreement sets forth the entire agreement between the parties. Employee is not relying on any other agreements or oral representations not fully addressed in this Agreement.  Any prior agreements between or directly involving Employee and the Company are superseded by this Agreement, except that any prior agreements mentioned above or otherwise related to inventions, business ideas, confidentiality of corporate information, and unfair competition remain intact.  The provisions of this Agreement are severable, and if any part of this Agreement except the release of claims is found by a court of law to be unenforceable, the remainder of this Agreement will continue to be valid and effective.  The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement.

Exhibit 10.1

12.No Interference with Rights.  Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) that may arise after Employee signs this Agreement or the release on the Separation Date, (iv) for reimbursement of expenses under the Company’s expense reimbursement policies, or (v) which cannot be released by private agreement.  In addition, nothing in this Agreement including but not limited to the acknowledgments, release of claims, proprietary information, confidentiality, cooperation, and non-disparagement or non-compete provisions (x) limits or affects Employee’s s right to challenge the validity of this Agreement under the ADEA or the OWBPA, (y) prevents Employee from communicating with, filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, or (z) limits Employee from exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Agreement Employee is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited.

In exchange for the promises contained in this Agreement, the Company promises to provide the benefits set forth in this Agreement.

Date: July 7, 2021	Rory O’Byrne, SVP Address: Advanced Energy Industries, Inc. 1595 Wynkoop Street, Suite 800, Denver, CO 80202 Email: rory.obyrne@aei.com	/s/ Rory O’Byrne

In exchange for the consideration, payments, and other promises contained in this Agreement, Employee is entering into this Agreement voluntarily, deliberately, and with all information needed to make an informed decision to enter into this Agreement and has been given the opportunity to ask any questions regarding this Agreement and given notice of and an opportunity to retain an attorney or is already represented by an attorney.

July 7, 2021		s:
Date: July 7, 2021	Dana Huth	/s/ Dana Huth Email Address: